Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665
LORILLARD, INC. REPORTS THIRD QUARTER 2011 RESULTS
GREENSBORO, NC, October 24, 2011 — Lorillard, Inc. (NYSE: LO) announced today results for the quarter ended September 30, 2011.
Third Quarter 2011 Highlights
•	Earnings per diluted share increased 7.2% versus last year to $1.94.
•	Net sales increased 3.5% from last year to $1.622 billion.
•	Lorillard domestic wholesale shipments increased 2.8% versus last year compared to an estimated 6.4% decline in industry domestic wholesale shipments.
•	Adjusted for changes in wholesale inventory patterns, Lorillard domestic wholesale shipments increased approximately 7% versus year ago.
•	Total Lorillard retail market share increased 1.3 percentage points versus last year to 14.2%.
•	Total Newport retail market share increased 1.1 percentage points versus last year to 11.9%.
•	Total Lorillard share of menthol increased 0.9 percentage points versus last year to 39.2%.
•	Lorillard repurchased 4.0 million shares during the quarter at a cost of $438 million.
“Lorillard fundamentals remained extremely strong in the third quarter, although as we expected shipments were negatively affected by changes in wholesale inventory patterns versus last year. Wholesale shipments of Lorillard products to retail, which are unaffected by changes in wholesale inventory, increased over 8% versus year ago. And, the Company achieved significant market share gains in all market categories and all sales regions,” said Murray S. Kessler, Chairman, President and Chief Executive Officer. “Continued strong fundamentals combined with normalized wholesale inventories bode well for a strong fourth quarter finish to an already outstanding 2011.”
Third Quarter 2011 Results
Net sales increased $55 million to $1.622 billion in the third quarter of 2011, compared to $1.567 billion in the third quarter of 2010, an increase of 3.5%. The increase resulted from higher unit sales volume and higher average prices, partially offset by introductory promotional pricing of Newport Non-Menthol.
Gross profit was $563 million in the third quarter of 2011, or 34.7% of net sales, compared to $566 million, or 36.1% of net sales, in the third quarter of 2010. The decrease in gross profit reflects higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees, partially offset by the increase in net sales.
Total Lorillard wholesale shipment volume for the third quarter of 2011, which includes Puerto Rico and U.S. Possessions, increased 2.8% compared to the third quarter of 2010 to 10.3 billion units. Lorillard’s domestic wholesale shipments, which exclude Puerto Rico and U.S. Possessions, also increased 2.8% for the same period. Domestic wholesale shipments for Newport, the Company’s flagship brand, increased 2.5%, while domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 7.0% in the third quarter of 2011 compared to the third quarter of 2010. Total cigarette industry domestic wholesale shipments decreased an estimated 6.4% for the third quarter of 2011 compared to the third quarter of 2010. Changes in wholesale inventory patterns are estimated to have negatively impacted year ago comparisons by approximately 3 percentage points for the industry and approximately 4 percentage points for Lorillard. Adjusting for this effect, Lorillard domestic wholesale shipments increased approximately 7% for the third quarter of 2011. See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data (“Excel”), which measures shipments from wholesale to retail and is unaffected by changes in wholesale inventory patterns, Lorillard shipments grew over 8% versus year ago. Lorillard’s domestic retail market share once again posted gains in the third quarter of 2011, increasing 1.3 share points to a market share of 14.2%. Newport’s domestic retail market share reached 11.9% during the third quarter of 2011, an increase of 1.1 share points compared to the third quarter of 2010. The Company’s successful launch of Newport Non-Menthol, geographic expansion initiatives on Newport Menthol and continued double digit retail shipment growth on Maverick accounted for the increase in volume and market share growth.
Selling, general and administrative costs increased $7 million to $108 million in the third quarter of 2011 compared to the third quarter of 2010 primarily as a result of higher compensation costs, higher legal costs related to the Engle Progeny litigation and higher marketing and other costs related to the Company’s strategic initiatives, including market research and advertising support of Newport Non-Menthol.
Interest expense increased $5 million in the third quarter of 2011 compared to the third quarter of 2010 and reflects interest on the senior notes issued in the third quarter of 2011.
Lorillard’s effective income tax rate was 36.7% in the third quarter of 2011 compared to 37.3% in the third quarter of 2010. The decrease is primarily due to an increase in the Company’s manufacturers’ deduction in 2011.
Net income in the third quarter of 2011 was $267 million, or $1.94 per share (basic and diluted), compared to $274 million, or $1.82 per share (basic) and $1.81 per share (diluted), in the third quarter of 2010. The 7.2% increase in earnings per diluted share for the third quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.18 to the increase in earnings per share.
First Nine Months 2011 Results
Net sales were $4.849 billion in the first nine months of 2011, compared to $4.446 billion in the first nine months of 2010, an increase of 9.1%. The increase resulted from higher unit sales volume and higher average prices, partially offset by introductory promotional pricing of Newport Non-Menthol.
Gross profit was $1.705 billion in the first nine months of 2011, or 35.2% of net sales, compared to $1.585 billion, or 35.7% of net sales, in the first nine months of 2010. The increase in gross profit reflects the increase in net sales, partially offset by higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.
Total Lorillard wholesale shipment volume for the first nine months of 2011, which includes Puerto Rico and U.S. Possessions, increased 7.3% compared to the first nine months of 2010 to 30.7 billion units. Lorillard’s domestic wholesale shipments, which exclude Puerto Rico and U.S. Possessions, increased 7.4% for the same period. Domestic wholesale shipments for Newport, the Company’s flagship brand, increased 6.7%, while domestic wholesale shipments for Maverick increased 16.2% in first nine months of 2011 compared to the first nine months of 2010. Total cigarette industry domestic wholesale shipments decreased an estimated 3.7% for the first nine months of 2011 compared to the first nine months of 2010. See attached table for details of Lorillard’s wholesale shipments.
Selling, general and administrative costs increased $49 million, or 16.7% in the first nine months of 2011 to $342 million compared to the first nine months of 2010. The increase in the first nine months of 2011 is primarily a result of higher legal costs related to the Engle Progeny litigation. In addition, certain other selling, general and administrative costs increased due to higher compensation costs and higher administrative costs incurred in support of strategic initiatives, including market research and advertising costs related to the support of Newport Non-Menthol, as well as costs incurred in support of the Company’s position and industry reports to the FDA regarding the use of Menthol in cigarettes.
Interest expense increased $24 million in the first nine months of 2011 compared to the first nine months of 2010 and reflects interest on the senior notes issued in the third quarter of 2011 and the second quarter of 2010.
Lorillard’s effective income tax rate was 36.8% in the first nine months of 2011 compared to 37.4% in the first nine months of 2010. The decrease is primarily due to an increase in the Company’s manufacturers’ deduction in 2011 and an unfavorable adjustment in the first quarter of 2010 from the impact of the repeal of future tax deductions for Medicare Part D subsidies for retiree drug benefits pursuant to the health care reform legislation enacted in that same quarter, as well as state tax law changes enacted during the second quarter of 2011 and the settlement of certain state and federal tax matters.

Net income in the first nine months of 2011 was $806 million, or $5.70 per share (basic) and $5.69 per share (diluted), compared to $770 million, or $5.04 per share (basic and diluted) in the first nine months of 2010. The 12.9% increase in earnings per diluted share for the first nine months of 2011 includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.43 to the increase in earnings per share.
Additional News
On August 1, 2011, Lorillard, Inc. announced an underwritten public offering of an aggregate principal amount of $500 million 3.50% senior notes due 2016 and $250 million 7.00% senior notes due 2041 through its main operating subsidiary, Lorillard Tobacco Company, and guaranteed by Lorillard, Inc. The offering closed on August 4, 2011. The net proceeds from the offering will be used for general corporate purposes, which may include, among other things, the repurchase, redemption or retirement of securities including its common stock, acquisitions, additions to working capital and capital expenditures.
On August 12, 2011, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $1.30 per share. The dividend was payable on September 12, 2011 to shareholders of record as of September 1, 2011.
Also on August 12, 2011, Lorillard, Inc. announced that its Board of Directors authorized a $750 million share repurchase program. On August 9, 2011, the $1.4 billion share repurchase program previously authorized on August 20, 2010 and amended on May 19, 2011 was completed. During the third quarter of 2011, the Company repurchased approximately 4.0 million shares at a cost of $438 million under both programs. As of September 30, 2011, the maximum dollar value of shares that could yet be purchased under the $750 million program was $553 million.
Conference Call
A conference call to discuss the third quarter 2011 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Daylight Time on Monday, October 24, 2011. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.
Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 17389350.
An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 17389350. The conference call will be available for replay in its entirety through October 31, 2011.
About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,622	$1,567	$4,849	$4,446
Cost of sales (a) (b)	1,059	1,001	3,144	2,861

Gross profit	563	566	1,705	1,585
Selling, general and administrative	108	101	342	293

Operating income	455	465	1,363	1,292
Investment income	—	1	2	3
Interest expense	(34)	(29)	(90)	(66)

Income before income taxes	421	437	1,275	1,229
Income taxes	154	163	469	459

Net income	$267	$274	$806	$770

Earnings per share:
Basic	$1.94	1.82	5.70	5.04
Diluted	$1.94	1.81	5.69	5.04

Weighted average number of shares outstanding:
Basic	136.74	151.33	141.08	152.63
Diluted	137.02	151.54	141.31	152.81
Supplemental information:

(a) Includes excise taxes.	$509	$494	$1,521	$1,413

(b) Cost of sales includes:

- Charges to accrue obligations under the State Settlement Agreements.	341	324	1,013	911

- Charges to accrue obligations under the Federal Assessment for Tobacco Growers.	30	27	93	84

- Charges to accrue Food and Drug Administration user fees.	15	7	45	21

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	September 30,	December 31,
	2011	2010
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$1,705	$2,063
Accounts receivable, less allowances of $3 and $3	11	9
Other receivables	27	68
Inventories	319	277
Deferred income taxes	509	503
Other current assets	133	15

Total current assets	2,704	2,935
Plant and equipment, net	248	243
Prepaid pension assets	68	66
Deferred income taxes	8	6
Other assets	124	46

Total assets	$3,152	$3,296

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$16	$27
Accrued liabilities	327	333
Settlement costs	1,057	1,060
Income taxes	5	6

Total current liabilities	1,405	1,426
Long-term debt	2,590	1,769
Postretirement pension, medical and life insurance benefits	279	284
Other liabilities	52	42

Total liabilities	4,326	3,521

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized — 600 million shares; par value—$0.01 per share
Issued —175 million and 174 million shares
Outstanding — 135 million and 147 million shares	2	2
Additional paid-in capital	260	242
Retained earnings	1,922	1,666
Accumulated other comprehensive loss	(111)	(109)
Treasury stock at cost, 39 million and 27 million shares	(3,247)	(2,026)

Total shareholders’ deficit	(1,174)	(225)

Total liabilities and shareholders’ deficit	$3,152	$3,296

Lorillard, Inc. and Subsidiaries
Wholesale Shipments
Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
(All units in thousands)	2011	2010	% Chg	2011	2010	% Chg

Full Price Brands

Total Newport	8,454,661	8,247,874	2.5	25,550,926	23,952,602	6.7
Total Kent	49,590	63,102	-21.4	154,686	193,362	-20.0
Total True	52,938	64,800	-18.3	162,852	195,461	-16.7
Total Max	—	2,517	-100.0	—	11,268	-100.0

Total Full Price Brands	8,557,189	8,378,293	2.1	25,868,464	24,352,693	6.2

Price/Value Brands

Total Old Gold	152,232	145,776	4.4	425,034	394,476	7.7
Total Maverick	1,397,484	1,306,236	7.0	3,934,884	3,387,744	16.2

Total Price/Value Brands	1,549,716	1,452,012	6.7	4,359,918	3,782,220	15.3

Total Domestic Cigarettes	10,106,905	9,830,305	2.8	30,228,382	28,134,913	7.4

Total Puerto Rico and U.S. Possessions	177,036	172,848	2.4	517,632	516,103	0.3

Grand Total	10,283,941	10,003,153	2.8	30,746,014	28,651,016	7.3

Notes:

1.	This information is unaudited and is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The nine months ended September 30, 2011 contained one more shipping day than the comparable period ended September 30, 2010.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2011	2010	Pt Chg	2011	2010	Pt Chg

Lorillard	14.2	12.9	1.3	14.2	12.8	1.4
Newport	11.9	10.8	1.1	12.0	10.9	1.1
Total Industry Menthol	30.5	30.2	0.3	30.6	30.0	0.6
Total Lorillard Share of Menthol Segment	39.2	38.3	0.9	39.2	38.6	0.6
Newport Share of Menthol Segment	36.1	35.8	0.3	36.3	36.3	—

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)